Exhibit 99.1

Investors:

Ryan Osterholm: 630-824-1907

Media:

Anna Rozenich: 630-824-1945

SUNCOKE ENERGY, INC. REPORTS FOURTH QUARTER AND FULL YEAR 2012 RESULTS

•	Net income more than tripled to $27.6 million in fourth quarter 2012, or $0.39 per diluted share. For full year, net income rose 63.0 percent to $98.8 million, or $1.40 per diluted share

•	Adjusted EBITDA approximately doubled for the fourth quarter and full year 2012 reaching $69.7 million and $265.7 million, respectively

•

Our new Middletown, Ohio facility delivered about half of the increase in Adjusted EBITDA for the quarter and full year 2012. Better results at Indiana Harbor also contributed significantly to the fourth quarter and full year increases

•

Full year 2012 coal production increased 8.2 percent to nearly 1.5 million tons versus full year 2011, while Adjusted EBITDA for the Coal Mining segment declined slightly to $33.4 million primarily due to higher cash production costs

Lisle, IL (February 5, 2013) – SunCoke Energy, Inc. (NYSE: SXC) today reported fourth quarter and full year 2012 results.

“We delivered on our financial targets in 2012, achieving Adjusted EBITDA of $265.7 million, earnings per share of $1.40 and free cash flow of $120 million.” said Fritz Henderson, Chairman and Chief Executive Officer of SunCoke Energy, Inc. “This performance was driven largely by three factors: the near-flawless startup of our Middletown operations, better results at Indiana Harbor and continued strong performance across our entire U.S. cokemaking fleet. Our coal mining business did not meet our expectations in 2012, but still generated positive earnings and was essentially cash flow neutral. In response to the current weak coal market environment, we continue to take aggressive action to improve productivity and reduce costs to strategically position this segment for the long term.

Henderson also said, “In 2012, we built a strong foundation to grow our coke business. We signed an agreement to form a cokemaking joint venture with VISA Steel in India, filed a permit to build a potential new U.S. cokemaking facility and, just a few weeks ago, we completed the initial public offering for units in SunCoke Energy Partners, L.P., our new master limited partnership. These efforts should help drive continued positive long term momentum in our business.”

SunCoke Energy, Inc.

Fourth Quarter 2012 Earnings

CONSOLIDATED RESULTS

	Three months ended			Year ended
	December 31,			December 31,
(In millions)	2012	2011	Increase	2012	2011	Increase
Revenues	$491.4	$424.1	$67.3	$1,914.1	$1,538.9	$375.2
Operating Income	$44.3	$11.7	$32.6	$173.7	$67.5	$106.2
Adjusted EBITDA(1)	$69.7	$30.9	$38.8	$265.7	$138.8	$126.9
Net Income Attributable to Shareholders	$27.6	$8.0	$19.6	$98.8	$60.6	$38.2
Net Income Per Diluted Share	$0.39	$0.12	$0.27	$1.40	$0.87	$0.53

(1)	See definition of Adjusted EBITDA and reconciliation elsewhere in this release.

In fourth quarter 2012, total revenues rose 15.9 percent to $491.4 million versus fourth quarter 2011. For the full year 2012, total revenues increased 24.4 percent to $1,914.1 million versus full year 2011. The increase for both periods was largely driven by sales at our new Middletown facility, which began operations in October 2011, along with the pass-through of higher coal prices.

Adjusted EBITDA increased 125.6 percent to $69.7 million in the fourth quarter 2012 and was up 91.4 percent for the year to $265.7 million as compared to the same prior year periods. Adjusted EBITDA benefited in both periods from the contribution of Middletown combined with better results at our Indiana Harbor facility, which experienced operating challenges throughout 2011 and billing and inventory adjustments in fourth quarter 2011.

Net income attributable to shareholders climbed by $19.6 million to $27.6 million for the fourth quarter and by $38.2 million to $98.8 million for the full year 2012. The quarter’s strong improvement was led by the contribution of Middletown and better results at Indiana Harbor. The same factors drove the full year increase, but were partly offset by financing costs related to our standalone corporate structure.

SEGMENT RESULTS

Jewell Coke

The Jewell Coke segment consists of our cokemaking operations in Vansant, Virginia. Substantially all of the metallurgical coal used at our Jewell cokemaking facility is supplied from our coal mining operations. Beginning in first quarter 2012, the intersegment coal costs charged to the Jewell Coke segment are reflective of the contract price Jewell Coke charges its customer. Prior year periods have been adjusted to reflect this change.

	Three months ended December 31,
(In millions, except per ton amounts)	2012	2011	Increase/ (Decrease)
Segment Revenues	$69.6	$60.5	$9.1
Adjusted EBITDA(1)	$9.4	$10.6	$(1.2)
Sales Volumes (in thousands of tons)	170	166	4
Adjusted EBITDA per Ton(1)	$55.29	$63.86	$(8.57)

(1)	See definition of Adjusted EBITDA and Adjusted EBITDA per Ton and reconciliation elsewhere in this release.

SunCoke Energy, Inc.

Fourth Quarter 2012 Earnings

•	Segment revenues benefited from the pass-through of higher coal costs and increased sales volumes.

•

Adjusted EBITDA declined slightly due to a lower-of-cost-or-market adjustment on coke inventory, production impacts from a power outage due to Hurricane Sandy, as well as higher maintenance costs and lower yields.

Other Domestic Coke

Other Domestic Coke consists of cokemaking facilities and heat recovery operations at our Indiana Harbor, Haverhill, Granite City and Middletown plants. The Middletown cokemaking facility commenced operations in October 2011. SunCoke holds an 85 percent interest in the partnership that owns the Indiana Harbor cokemaking facility, with the remaining 15 percent interest held by an unaffiliated third-party partner.

	Three months ended December 31,
(In millions, except per ton amounts)	2012	2011	Increase
Segment Revenues	$390.6	$330.2	$60.4
Adjusted EBITDA(1)	$53.0	$20.8	$32.2
Sales Volumes (in thousands of tons)	907	837	70
Adjusted EBITDA per Ton(1)	$58.43	$24.85	$33.58

(1)	See definitions of Adjusted EBITDA and Adjusted EBITDA per Ton and reconciliations elsewhere in this release.

•	Segment revenues benefited from higher sales volumes at our Middletown facility, which represented $43.1 million of the increase, and the pass-through of higher coal costs.

•

Adjusted EBITDA benefited from the $17.9 million generated by our Middletown facility. Also contributing to the increase in Adjusted EBITDA was better results at Indiana Harbor. Indiana Harbor’s results benefited from a favorable billing adjustment of $4.2 million in fourth quarter 2012 and a favorable prior year comparison which was negatively impacted by $14.3 million in billing and inventory adjustments.

International Coke

International Coke consists of a cokemaking facility in Vitória, Brazil, which we operate for a Brazilian affiliate of ArcelorMittal. International Coke earns operating and technology licensing fees based on production, and recognizes a dividend on its preferred stock investment, generally in the fourth quarter, assuming certain minimum production levels are achieved at the facility.

•	Segment Adjusted EBITDA was $10.2 million, unchanged from the same prior year period.

Coal Mining

Coal Mining consists of our metallurgical coal mining activities conducted in Virginia and West Virginia. A substantial portion of the metallurgical coal produced by our coal mining operations is sold to our Jewell Coke segment for conversion into coke. Beginning in first quarter 2012, intersegment coal revenues for sales to the Jewell Coke segment are reflective of the contract price Jewell Coke charges its customer. Prior year periods have been adjusted to reflect this change.

SunCoke Energy, Inc.

Fourth Quarter 2012 Earnings

	Three months ended December 31,
(In millions, except per ton amounts)	2012	2011	Increase/ (Decrease)
Total Coal Mining Revenues (including sales to affiliates)	$61.7	$60.4	$1.3
Segment Revenues (excluding sales to affiliates)	$10.8	$14.3	$(3.5)
Adjusted EBITDA(1)	$6.0	$2.5	$3.5
Coal Production (in thousands of tons)	351	349	2
Sales Volumes (in thousands of tons)(2)	370	363	7
Sales Price per ton (excludes transportation costs)(3)	$165.77	$158.47	$7.30
Adjusted EBITDA per Ton(1)	$16.22	$6.89	$9.33

(1)	See definitions of Adjusted EBITDA and Adjusted EBITDA per Ton and reconciliations elsewhere in this release.
(2)	Includes production from Company and contract-operated mines.
(3)	Includes sales to affiliates.

•

Total coal mining revenues (including sales to affiliates) rose due to a higher average sale price and increased internal sales volumes. Segment revenues (excluding sales to affiliates) were down due to lower average sale price and lower sales volumes.

•

Adjusted EBITDA benefited from lower production costs in fourth quarter 2012 due to lower Black Lung liability charges versus same prior year period and the increased mix of coal produced via our Revelation surface mining arrangement. Surface mining typically costs less to than underground coal mining.

Corporate and Other

Corporate expenses declined by $4.3 million to $8.9 million in fourth quarter 2012, primarily reflecting lower Black Lung liability charges, the absence of Middletown startup costs and lower relocation expenses, consulting fees and other costs, partly offset by a higher incentive compensation accrual.

Financing (Expense)/Income

Net financing expense increased $4.7 million in fourth quarter 2012 to $11.8 million, primarily due to $4.5 million of capitalized interest related to projects at our Middletown facility in fourth quarter 2011.

RECENT EVENTS

On January 24, 2013, SunCoke Energy, Inc. completed the initial public offering of 13.5 million units, representing a 42.1 percent partner interest, in its new master limited partnership, SunCoke Energy Partners, L.P. (NYSE: SXCP) (“SXCP”). These units began trading on the New York Stock Exchange on January 18, 2013 at $19.00 per unit. SunCoke Energy, Inc., through certain of its subsidiaries, owns a 55.9 percent partner interest in the partnership, the incentive distribution rights and is the general partner of the partnership, holding a 2.0 percent general partner interest. The results reflected in this release are for periods prior to the initial public offering of SXCP.

2013 OUTLOOK

The following summarizes the Company’s 2013 guidance:

•	Domestic coke production is expected to be in excess of 4.3 million tons

•	Coal production is projected to be approximately 1.4 million tons

SunCoke Energy, Inc.

Fourth Quarter 2012 Earnings

•

Adjusted EBITDA is expected to be between $205 million and $230 million on a consolidated basis. Adjusted EBITDA attributable to SXC is expected to be between $165 million and $190 million, reflecting the impact of the public ownership in SunCoke Energy Partners, L.P.

•	Earnings per diluted share attributable to SXC is expected to be between $0.30 and $0.55 per diluted share, reflecting the impact of the public ownership in SunCoke Energy Partners, L.P.

•	Cash generated by operations is expected to be approximately $140 million.

•

Capital expenditures and investments are projected to be $200 million on a consolidated basis, including the expected $67 million investment in the VISA SunCoke JV. Approximately $15 million of the projected capital expenditures has been pre-funded from the proceeds from the initial public offering of SunCoke Energy Partners, L.P.

•	The effective tax rate for the full year 2013 is expected to be between 7 percent and 14 percent, and the cash tax rate is expected to be between 12 percent and 20 percent

RELATED COMMUNICATIONS

SunCoke Energy, Inc. and SunCoke Energy Partners, L.P. will host a joint investor conference call today at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). This conference call will be webcast live and archived for replay on the Investor Relations section of www.suncoke.com. Participants can listen in by dialing 1-800-471-6718 (domestic) or 1-630-691-2735 (international) and referencing confirmation 34031915. Please log in or dial in at least 10 minutes prior to the start time to ensure a connection. A replay of the call will be available for seven days by calling 1-888-843-7419 (domestic) or 1-630-652-3042 (international) and referencing confirmation 34031915#.

DEFINITIONS

•

Adjusted EBITDA represents earnings before interest, taxes, depreciation, depletion and amortization (“EBITDA”) adjusted for sales discounts and the interest, taxes, depreciation, depletion and amortization attributable to equity earnings in our unconsolidated affiliates. EBITDA reflects sales discounts included as a reduction in sales and other operating revenue. The sales discounts represent the sharing with customers of a portion of nonconventional fuel tax credits, which reduce our income tax expense. However, we believe our Adjusted EBITDA would be inappropriately penalized if these discounts were treated as a reduction of EBITDA since they represent sharing of a tax benefit that is not included in EBITDA. Accordingly, in computing Adjusted EBITDA, we have added back these sales discounts. Our Adjusted EBITDA also includes EBITDA attributable to our unconsolidated affiliates. EBITDA and Adjusted EBITDA do not represent and should not be considered alternatives to net income or operating income under GAAP and may not be comparable to other similarly titled measures in other businesses. Adjusted EBITDA does not represent and should not be considered as an alternative to net income as determined by GAAP, and calculations thereof may not be comparable to those reported by other companies. We believe Adjusted EBITDA is an important measure of operating performance and provides useful information to investors because it highlights trends in our business that may not otherwise be apparent when relying solely on GAAP measures and because it eliminates items that have less bearing on our operating performance. Adjusted EBITDA is a measure of operating performance that is not defined by GAAP and should not be considered a substitute for net (loss) income as determined in accordance with GAAP.

•	Adjusted EBITDA attributable to SXC equals Adjusted EBITDA less Adjusted EBITDA attributable to noncontrolling interests.

SunCoke Energy, Inc.

Fourth Quarter 2012 Earnings

•

Adjusted EBITDA per Ton represents Adjusted EBITDA divided by tons sold. When applicable to Adjusted EBITDA attributable to SXC, tons sold are prorated according to the respective ownership interest of SXC.

SUNCOKE ENERGY, INC.

SunCoke Energy, Inc. is the largest independent producer of coke in the Americas, with 50 years of experience supplying coke to the integrated steel industry. Our advanced, heat recovery cokemaking process produces high-quality coke for use in steelmaking, captures waste heat for derivative energy resale and meets or exceeds environmental standards. Our cokemaking facilities are located in Virginia, Indiana, Ohio, Illinois and Vitoria, Brazil, and our coal mining operations, which have more than 114 million tons of proven and probable reserves, are located in Virginia and West Virginia. To learn more about SunCoke Energy, Inc., visit our website at www.suncoke.com.

FORWARD LOOKING STATEMENTS

Some of the statements included in this press release constitute “forward looking statements” (as defined in Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended). Such forward-looking statements are based on management’s beliefs and assumptions and on information currently available. You should not put undue reliance on any forward-looking statements. Forward-looking statements include all statements that are not historical facts and may be identified by the use of forward looking terminology such as the words “believe,” “expect,” “plan,” “project,” “intend,” “anticipate,” “estimate,” “predict,” “potential,” “continue,” “may,” “will,” “should” or the negative of these terms or similar expressions.

Forward-looking statements involve risks, uncertainties and assumptions. Risks and uncertainties that could cause actual results to differ materially from those expressed in forward-looking statements include economic, business, competitive and/or regulatory factors affecting the Company’s business, as well as uncertainties related to the outcomes of pending or future litigation, legislation, or regulatory actions. Among such risks are: changes in levels of production, production capacity, pricing and/or margins for metallurgical coal and coke; variation in availability, quality and supply of metallurgical coal used in the cokemaking process, including as a result of non-performance by our suppliers; changes in the marketplace that may affect supply and demand for our metallurgical coal and/or coke products, including increased exports of coke from China related to reduced export duties and export quotas and increasing competition from alternative steelmaking and cokemaking technologies that have the potential to reduce or eliminate the use of metallurgical coke; our dependence on, and relationships with, and other conditions affecting, our customers; severe financial hardship or bankruptcy of one or more of our major customers, or the occurrence of a customer default and other events affecting our ability to collect payments from our customers; volatility and cyclical downturns in the carbon steel industry and other industries in which our customers operate; our ability to enter into new, or renew existing, long-term agreements upon favorable terms for the supply of metallurgical coke to domestic and/or foreign steel producers; our ability to develop, design, permit, construct, start up or operate new cokemaking facilities in the U.S.; our ability to successfully implement our international growth strategy; our ability to consummate investments under favorable terms, including with respect to existing cokemaking facilities, which may utilize by-product technology, in the U.S. and Canada, and integrate them into our existing businesses and have them perform at anticipated levels; unanticipated developments may negatively impact SXCP; receipt of regulatory approvals and compliance with contractual obligations required in connection with SXCP; the impact of SXCP on our relationships with our employees, customers and vendors and our credit rating and cost of funds; changes in market conditions; age of, and changes in the reliability, efficiency and capacity of the various equipment and operating facilities used in our coal mining and/or cokemaking operations, and in the operations of our major customers, business partners and/or suppliers; changes in the expected operating levels of our assets; our ability to meet minimum volume requirements, coal-to-coke yield standards and coke quality requirements in our coke sales agreements; changes in the level of capital expenditures or

SunCoke Energy, Inc.

Fourth Quarter 2012 Earnings

operating expenses, including any changes in the level of environmental capital, operating or remediation expenditures; our ability to service our outstanding indebtedness; our ability to comply with the restrictions imposed by our financing arrangements; nonperformance or force majeure by, or disputes with or changes in contract terms with, major customers, suppliers, dealers, distributors or other business partners; availability of skilled employees for our coal mining and/or cokemaking operations, and other workplace factors; effects of railroad, barge, truck and other transportation performance and costs, including any transportation disruptions; effects of adverse events relating to the operation of our facilities and to the transportation and storage of hazardous materials (including equipment malfunction, explosions, fires, spills, and the effects of severe weather conditions); our ability to enter into joint ventures and other similar arrangements under favorable terms; changes in the availability and cost of equity and debt financing; impact on our liquidity and ability to raise capital as a result of changes in the credit ratings assigned to our indebtedness; changes in credit terms required by our suppliers; risks related to labor relations and workplace safety; changes in, or new, statutes, regulations, governmental policies and taxes, or their interpretations, including those relating to the environment and global warming; the existence of hazardous substances or other environmental contamination on property owned or used by us; the availability of future permits authorizing the disposition of certain mining waste; claims of our noncompliance with any statutory and regulatory requirements; changes in the status of, or initiation of new litigation, arbitration, or other proceedings to which we are a party or liability resulting from such litigation, arbitration, or other proceedings; historical combined and consolidated financial data may not be reliable indicator of future results; effects resulting from our separation from Sunoco, Inc.; incremental costs as a stand-alone public company; our substantial indebtedness; certain covenants in our debt documents; our ability to secure new coal supply agreements or to renew existing coal supply agreements; our ability to acquire or develop coal reserves in an economically feasible manner; defects in title or the loss of one or more mineral leasehold interests; disruptions in the quantities of coal produced by our contract mine operators; our ability to obtain and renew mining permits, and the availability and cost of surety bonds needed in our coal mining operations; changes in product specifications for either the coal or coke that we produce; changes in insurance markets impacting costs and the level and types of coverage available, and the financial ability of our insurers to meet their obligations; changes in accounting rules and/or tax laws or their interpretations, including the method of accounting for inventories, leases and/or pensions; changes in financial markets impacting pension expense and funding requirements; the accuracy of our estimates of reclamation and other mine closure obligations; and effects of geologic conditions, weather, natural disasters and other inherent risks beyond our control. Unpredictable or unknown factors not disclosed in this release also could have material adverse effects on forward-looking statements.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, SunCoke Energy has included in its filings with the Securities and Exchange Commission cautionary language identifying important factors (but not necessarily all the important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement made by SunCoke Energy. For more information concerning these factors, see SunCoke Energy’s Securities and Exchange Commission filings. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. SunCoke Energy does not have any intention or obligation to update any forward-looking statement (or its associated cautionary language) whether as a result of new information or future events, after the date of this press release except as required by applicable law.

###

SunCoke Energy, Inc.

Combined and Consolidated Statements of Income

(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2012	2011	2012	2011
	(Dollars and shares in millions, except per share amounts)
Revenues
Sales and other operating revenue	$480.6	$413.9	$1,902.0	$1,527.6
Other income, net	10.8	10.2	12.1	11.3

Total revenues	491.4	424.1	1,914.1	1,538.9

Costs and operating expenses
Cost of products sold and operating expenses	403.0	372.5	1,577.6	1305.8
Loss on firm purchase commitments	—	—	—	18.5
Selling, general and administrative expenses	20.8	23.9	82.0	88.7
Depreciation, depletion and amortization	23.3	16.0	80.8	58.4

Total costs and operating expenses	447.1	412.4	1,740.4	1,471.4

Operating income	44.3	11.7	173.7	67.5

Interest income—affiliate	—	—	—	12.5
Interest income	—	0.1	0.4	0.4
Interest cost—affiliate	—	0.1	—	(3.5)
Interest cost	(11.8)	(11.8)	(48.2)	(20.6)
Capitalized interest	—	4.5	—	9.8

Total financing expense, net	(11.8)	(7.1)	(47.8)	(1.4)

Income before income tax expense (benefit)	32.5	4.6	125.9	66.1
Income tax expense (benefit)	3.5	(2.9)	23.4	7.2

Net income	29.0	7.5	102.5	58.9
Less: Net income (loss) attributable to noncontrolling interests	1.4	(0.5)	3.7	(1.7)

Net income attributable to SunCoke Energy, Inc. / net parent investment	$27.6	$8.0	$98.8	$60.6

Earnings attributable to SunCoke Energy, Inc. / net parent investment per common share:
Basic	$0.39	$0.12	$1.41	$0.87
Diluted	$0.39	$0.12	$1.40	$0.87
Weighted average common shares outstanding:
Basic	70.0	70.0	70.0	70.0
Diluted	70.3	70.0	70.3	70.0

SunCoke Energy, Inc.

Consolidated Balance Sheets

	Years Ended December 31,
	2012 (Unaudited)	2011
	(Dollars in millions, except per share amounts)
Assets
Cash and cash equivalents	$239.2	$127.5
Accounts receivable	70.0	66.2
Inventories	160.1	219.7
Deferred income taxes	2.6	0.6

Total current assets	471.9	414.0

Investment in Brazilian cokemaking operations	41.0	41.0
Properties, plants and equipment, net	1,396.6	1,391.8
Lease and mineral rights, net	52.5	53.2
Goodwill	9.4	9.4
Deferred charges and other assets	39.6	32.4

Total assets	$2,011.0	$1,941.8

Liabilities and Equity
Accounts payable	132.9	181.9
Current portion of long-term debt	3.3	3.3
Accrued liabilities	91.2	80.4
Interest payable	15.7	15.9
Income taxes payable	3.9	—

Total current liabilities	247.0	281.5

Long-term debt	720.1	723.1
Accrual for black lung benefits	34.8	33.5
Retirement benefit liabilities	42.5	50.6
Deferred income taxes	361.5	261.1
Asset retirement obligations	13.5	12.5
Other deferred credits and liabilities	16.7	19.6
Commitments and contingent liabilities

Total liabilities	1,436.1	1,381.9

Equity
Preferred stock, $0.01 par value. Authorized 50,000,000 shares; no issued and outstanding shares at December 31, 2012 and 2011	—	—
Common stock, $0.01 par value. Authorized 300,000,000 shares; issued and outstanding 69,988,728 shares and 70,012,702 shares at December 31, 2012 and December 31, 2011, respectively	0.7	0.7
Treasury stock, 603,528 shares at December 30, 2012 and no shares at December 31, 2011	(9.4)	—
Additional paid-in capital	436.9	511.3
Accumulated other comprehensive loss	(7.9)	(6.5)
Retained earnings	118.8	20.0

Total SunCoke Energy, Inc. stockholders’ equity / net parent investment	539.1	525.5
Noncontrolling interests	35.8	34.4

Total equity	574.9	559.9

Total liabilities and equity	$2,011.0	$1,941.8

SunCoke Energy, Inc.

Combined and Consolidated Statements of Cash Flows

	Years Ended December 31,
	2012	2011
	(Dollars in millions)
Cash Flows from Operating Activities:
Net income	$102.5	$58.9
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on firm purchase commitment	—	18.5
Depreciation, depletion and amortization	80.8	58.4
Stock compensation expense	6.7	—
Deferred income tax expense	34.3	24.0
Payments (in excess of) less than expense for retirement plans	(6.6)	5.8
Changes in working capital pertaining to operating activities:
Accounts receivable	(3.8)	(18.3)
Inventories	56.1	(110.1)
Accounts payable	(49.0)	57.0
Accrued liabilities	15.2	15.7
Interest payable	(0.2)	15.9
Income taxes payable	(17.4)	(21.3)
Other	(12.5)	(3.2)

Net cash provided by operating activities	206.1	101.3

Cash Flows from Investing Activities:
Capital expenditures	(80.6)	(238.1)
Acquisition of business, net of cash received	(3.5)	(37.6)
Proceeds from sale of assets	—	—

Net cash used in investing activities	(84.1)	(275.7)

Cash Flows from Financing Activities:
Proceeds from issuance of long-term debt	—	727.9
Debt issuance costs	—	(19.1)
Repayment of long-term debt	(3.3)	(1.6)
Proceeds from exercise of stock options	4.7	—
Repurchase of common stock	(9.4)	—
Purchase of noncontrolling interest in Indiana Harbor facility	—	(34.0)
Net decrease in advances from affiliate	—	(412.8)
Repayments of notes payable assumed in acquisition	—	(2.3)
Contribution from parent	—	—
Increase in payable to affiliate	—	5.3
Cash distributions to noncontrolling interests in cokemaking operations	(2.3)	(1.6)

Net cash (used in) provided by financing activities	(10.3)	261.8

Net increase in cash and cash equivalents	111.7	87.4
Cash and cash equivalents at beginning of year	127.5	40.1

Cash and cash equivalents at end of year	$239.2	$127.5

SunCoke Energy, Inc.

Segment Financial and Operating Data

The following tables set forth the sales and other operating revenues and Adjusted EBITDA(1) of our segments and operating data for the three months and year ended December 31, 2012 and 2011:

	Three Months Ended December 31,		Years Ended December 31,
	2012	2011	2012	2011
	(Dollars in millions)
Sales and other operating revenues:
Jewell Coke	$69.6	$60.5	$286.4	$257.6
Other Domestic Coke	390.6	330.2	1,530.4	1,187.5
International Coke	9.6	8.9	36.9	38.0
Coal Mining	10.8	14.3	48.3	44.5
Coal Mining intersegment sales	50.9	46.1	203.4	183.6
Elimination of intersegment sales	(50.9)	(46.1)	(203.4)	(183.6)

Total	$480.6	$413.9	$1,902.0	$1,527.6

Adjusted EBITDA(1):
Jewell Coke	$9.4	$10.6	$50.5	$46.1
Other Domestic Coke	53.0	20.8	198.9	87.7
International Coke	10.2	10.2	11.9	13.7
Coal Mining	6.0	2.5	33.4	35.5
Corporate and Other	(8.9)	(13.2)	(29.0)	(44.2)

Total	$69.7	$30.9	$265.7	$138.8

Coke Operating Data:
Capacity Utilization (%)
Jewell Coke	94	98	97	98
Other Domestic Coke	103	101	103	100

Total	101	100	102	100
Coke production volumes (thousands of tons):
Jewell Coke	171	177	699	707
Other Domestic Coke(2)	911	838	3,643	3,055

Total	1,082	1,015	4,342	3,762
International Coke production—operated facility (thousands of tons)	239	293	1,209	1,442
Coke sales volumes (thousands of tons):
Jewell Coke	170	166	710	702
Other Domestic Coke(3)	907	837	3,635	3,068

Total	1,077	1,003	4,345	3,770

Domestic Coke Adjusted EBITDA per ton(4)	$57.94	$31.31	$57.40	$35.49
Coal Operating Data(5):
Coal sales volumes (thousands of tons):
Internal use	287	263	1,149	1,128
Third parties	83	100	351	326

Total	370	363	1,500	1,454

Coal production (thousands of tons)	351	349	1,476	1,364
Purchased coal (thousands of tons)	9	20	42	117
Coal sales price per ton (excludes transportation costs)(6)	$165.77	$158.47	$167.23	$156.52
Coal cash production cost per ton(7)	$150.57	$154.05	$144.90	$132.27
Purchased coal cost per ton(8)	$114.86	$76.04	$93.77	$103.11
Total coal production cost per ton(9)	$159.54	$158.28	$152.75	$137.23

(1)	See definition of Adjusted EBITDA and reconciliation to GAAP elsewhere in this release.

(2)	Includes Middletown production volumes of 153 thousand and 602 thousand tons for the three months and year ended December 31, 2012, respectively.
(3)	Excludes 31 thousand and 73 thousand tons of consigned coke sales for the three months and year ended December 31, 2012, respectively. Includes Middletown sales volumes of 150 thousand and 597 thousand tons for the three months and year ended December 31, 2012, respectively.
(4)	Reflects Jewell Coke plus Other Domestic Coke Adjusted EBITDA divided by U.S. coke sales volume.
(5)	Includes production from Company and contract-operated mines, inclusive of production via our Revelation contract-mining arrangement.
(6)	Includes sales to affiliates.
(7)	Mining and preparation costs, excluding depreciation, depletion and amortization, divided by coal production volume.
(8)	Costs of purchased raw coal divided by purchased coal volume.
(9)	Cost of mining and preparation costs, purchased raw coal costs, and depreciation, depletion and amortization divided by coal sales volume. Depreciation, depletion and amortization per ton were $13.48 and $10.19 for the three months ended December 31, 2012 and 2011, respectively, and $11.76 and $8.89 for the year ended December 31, 2012 and 2011, respectively.

SunCoke Energy, Inc.

Reconciliations of Non-GAAP Information

Adjusted EBITDA to Net Income

	Three Months Ended December 31,		Years Ended December 31,
	2012	2011	2012	2011
	(Dollars in millions)
Net Income	29.0	7.5	102.5	58.9
Add (Subtract):
Depreciation, depletion and amortization	23.3	16.0	80.8	58.4
Financing expense, net	11.8	7.1	47.8	1.4
Income tax expense (benefit)	3.5	(2.9)	23.4	7.2

EBITDA	67.6	27.7	254.5	125.9

Add (Subtract):
Sales discount provided to customers due to sharing of nonconventional fuel tax credits	2.1	3.2	11.2	12.9

Adjusted EBITDA	69.7	30.9	265.7	138.8

Adjusted EBITDA attributable to noncontrolling interest	(1.5)	0.8	(3.0)	4.0

Adjusted EBITDA attributable to SunCoke Energy, Inc.	68.2	31.7	262.7	142.8

Estimated 2013 Adjusted EBITDA to Net Income

	Low	High
	(Dollars in millions)
Estimated 2013 Net Income	$43	$60
Add (Subtract):
Depreciation, depletion and amortization	97	95
Total financing costs, net	55	55
Income tax expense	3	10

Estimated 2013 EBITDA	$198	$220

Add (Subtract):
Sales discounts	7	7
Adjustments to unconsolidated affiliate earnings(1)	0	3

Estimated 2013 Adjusted EBITDA	$205	$230
EBITDA attributable to noncontrolling interests(2)	(40)	(40)

Adjusted EBITDA attributable to SXC	165	190

(1)	Reflects estimated pro-rata 2013 income related to planned VISA SunCoke JV
(2)	Reflect non-controlling interests in Indiana Harbor and SXCP